Exhibit 10.11

AMERIPRISE FINANCIAL

DEFERRED SHARE PLAN

FOR OUTSIDE DIRECTORS

As Amended and Restated Effective January 1, 2009

AMERIPRISE FINANCIAL

DEFERRED SHARE PLAN
FOR OUTSIDE DIRECTORS

As Amended and Restated Effective January 1, 2009

Purpose

The purpose of the Plan is to (a) provide for the crediting of Deferred Share Units to Eligible Directors in respect of services rendered by such individuals as members of the Board, (b) permit Eligible Directors to elect to receive a portion of their Eligible Compensation on a deferred basis, and (c) promote a greater alignment of interests between Eligible Directors and the stockholders of the Company.  The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 1

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01.        “Account” shall mean, collectively, a Participant’s Stock Account and a Participant’s Cash Account, in each case as established under the terms and conditions of the Plan.

1.02.        “Affiliate” shall mean any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code; provided, however, that for determining whether a Termination of Service has occurred, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such Code Sections.

1.03.      “Aggregate Vested Balance” shall mean, with respect to the Accounts of any Participant as of a given date, the sum of the amounts that have become vested under the Participant’s Accounts, as adjusted to reflect all applicable dividends and all prior withdrawals and distributions, in accordance with Article 3 and Article 4 and the provisions of the applicable Annual Enrollment Materials.

1.04.        “Amended Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant with respect to an Account of the Participant.

1.05.        “Annual DSU Grant” shall mean the annual grant to an Eligible Director of DSUs, which will be credited to a Director’s Stock Account on an annual basis in accordance with Article 3.01.

1.06.        “Annual Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.

1.07.        “Annual Elective Deferral” shall mean the aggregate amount electively deferred by a Participant in respect of a particular Plan Year under Article 4.

1.08.        “Annual Enrollment Forms” shall mean, with respect to the portion of any Account that relates to a Participant’s Annual Elective Deferrals under the Plan, the Annual Election Form and the Distribution Election Form (or the Amended Distribution Election Form last signed and submitted by the Participant) with respect to that Account.

1.09.        “Annual Enrollment Materials” shall mean, for any Plan Year, the Annual Enrollment Forms and any other forms, documents or materials concerning the terms of any Annual DSU Grant or Annual Elective Deferral for such Plan Year.

1.10.        “Annual Fee” shall mean, with respect to an Eligible Director, such Eligible Director’s annual cash retainer fee.

1.11.        “Beneficiary” shall mean one natural person designated in accordance with Article 7, whom is entitled to receive the distribution of a Participant’s Account under the Plan in the event of the Participant’s death.

1.12.        “Beneficiary Designation Form” shall mean the Beneficiary Designation Form or amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.

1.13.        “Board” shall mean the board of directors of the Company.

1.14.        “Cash Account” shall mean a notional, bookkeeping account established under the Plan for a Participant to measure the value of any portion of a Participant’s Annual Elective Deferral for a Plan Year that is not deemed to be invested in DSUs.

1.15.        “Cash Account Interest Rate” shall mean Moody’s Composite Yield on Seasoned Aaa Corporate Bonds.

1.16.        “Change in Control” shall have the meaning set forth in the Ameriprise Financial 2005 Incentive Compensation Plan; provided, that notwithstanding anything to the contrary therein, a Change in Control shall not be deemed to occur under the Plan as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control under the Plan would cause any tax to become due under Section 409A.

1.17.        “Claimant” shall have the meaning set forth in Article 11.01.

1.18.        “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.19.        “Committee” shall mean the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan.  Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Article 10.02.

1.20.        “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.

1.21.        “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.22.        “Deferred Share Unit” or “DSU” shall mean a unit credited to a Participant’s Stock Account in accordance with the terms and conditions of the Plan.  Each DSU shall represent the right to receive one share of Company Stock at the time or times designated in the Plan.

1.23.        “Disability” shall mean, with respect to a Participant, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.24.        “Distribution Election” shall mean an election made in accordance with Article 6.01.

1.25.        “Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election.

1.26.        “Eligible Compensation” shall mean the Annual Fees, annual chair retainer fees and any other cash compensation payable to Eligible Directors, designated by the Committee in the applicable Annual Enrollment Materials as eligible for deferral under the Plan for such Plan Year.

1.27.        “Eligible Director” shall mean a member of the Board who is not also an employee of the Company or any of its Affiliates.

1.28.        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.29.        “Market Value” of a share of Company Stock shall mean the fair market value thereof, which shall be the price per common share which is equal to the average closing price for a board lot of Company Stock on the New York Stock Exchange (the “NYSE”) during the five trading days immediately preceding the date of determination.  If at any time the Company Stock is no longer listed or traded on the NYSE, the Market Value shall be calculated in such manner as may be determined by the Committee in its good faith judgment from time to time.

1.30.        “Newly Eligible Director” shall mean a member of the Board who becomes eligible to participate in the Plan during a Plan Year and who has not previously participated in the Plan or an elective or non-elective account-balance deferred compensation arrangement (as defined for purposes of Section 409A) of the Company or any Affiliate, to the extent permissible under Section 409A.

1.31.        “Participant” shall mean any Eligible Director who commences participation in the Plan and whose participation in the Plan has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.32.        “Plan” shall mean the Ameriprise Financial Deferred Share Plan for Outside Directors, which shall be evidenced by this instrument and by the Annual Enrollment Materials, as they may be amended from time to time.

1.33.        “Plan Year” shall mean the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year.

1.34.        “Pro Rata Annual DSU Grant” shall have the meaning set forth in Article 3.01(c).

1.35.        “Pro Rata Annual Fee” shall mean, with respect to an Eligible Director, the product obtained by multiplying such Eligible Director’s Annual Fee by a fraction, the numerator of which is the number of full months in the applicable Service Period that follow the date on which such Eligible Director first becomes an Eligible Director under the Plan and the denominator of which is 12.

1.36.        “Quarter” shall mean any of the four quarters of any financial year of the Company as may be adopted from time to time and, unless and until the financial year of the Company is changed, shall mean the quarters ending March 31, June 30, September 30 and December 31.

1.37.        “Reference Date” shall mean the date used to determine the Market Value of a share of Company Stock for purposes of determining the number of DSUs to be credited to a Participant’s Stock Account.  Unless otherwise determined by the Committee and approved by the Board, the Reference Date shall be:  (a) with respect to an Annual DSU Grant, the date of the Company’s Annual Meeting of Stockholders at which the stockholders elect directors to the Board; (b) with respect to a Pro Rata Annual DSU Grant, the fifth trading day following the release by the Company of its financial statements for the Quarter in which the applicable Eligible Director first becomes an Eligible Director; (c) with respect to the portion of a Participant’s Annual Elective Deferral that is notionally invested in DSUs in respect of any Quarter, the fifth trading day following the release by the Company of its financial statements for such Quarter; and (d) with respect to an Eligible Director’s election pursuant to Article 5.01 to notionally invest a portion of the funds in his or her Cash Account in DSUs, the fifth trading day following the release by the Company of its financial statements for the applicable Quarter to which the election relates.

1.38.        “Section 409A” shall mean Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

1.39.        “Service Period” shall mean the 12-month period between the Company’s Annual Meetings of Stockholders at which the stockholders elect directors to the Board.

1.40.        “Settlement Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be delivered in settlement of DSUs in accordance with Article 6.

1.41.        “Stock Account” shall mean a notional, bookkeeping account established under the Plan for a Participant to measure the value of (a) any portion of a Participant’s Annual Elective Deferral for a Plan Year that is deemed to be invested in DSUs and (b) all DSUs credited to the Participant in connection with his or her Annual DSU Grant or Pro Rata Annual DSU Grant.

1.42.        “Termination of Service” shall mean a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

1.43.        “Trust” shall mean a trust established in accordance with Article 12.

1.44.        “Trustee” shall mean the trustee of the Trust.

1.45.        “Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

Article 2

Eligibility

2.01.        Eligibility.  All Eligible Directors shall participate in the Plan.  An Annual DSU Grant or Pro Rata Annual DSU Grant will be credited to the Stock Account of each Eligible Director on an annual basis pursuant to Article 3.01.  In addition, each Eligible Director may elect to make an Annual Elective Deferral in respect of each Plan Year in accordance with Article 4.

Article 3
Annual DSU Grants

3.01.        Annual DSU Grants.

(a)           Establishment of Stock Account.  A Stock Account will be established under the Plan for each Eligible Director at the time that he or she becomes an Eligible Director.

(b)           Crediting of Annual DSU Grant.  An Annual DSU Grant will be made at the commencement of each Service Period to all persons who are Eligible Directors on the Reference Date for such Annual DSU Grant; provided, however, that in the event of a contested election, a member of the Board who is not re-elected to the Board at the Company’s Annual Meeting of Stockholders shall not be treated as an Eligible Director as of the Reference Date.  The Annual DSU Grant will equal the quotient determined by dividing: (a) the Eligible Director’s Annual Fee by (b) the Market Value of a share of Company Stock on the Reference Date for such Annual DSU Grant.  Fractional DSUs will be credited to an Eligible Director’s Stock Account rounded to three decimal places.

(c)           Crediting of Pro Rata Annual DSU Grant.  An Eligible Director who first becomes an Eligible Director in a Service Period after the Reference Date for the Annual DSU Grant made in respect of such Service Period has occurred will be eligible to receive a “Pro Rata Annual DSU Grant” for such Service Period.  The Pro Rata Annual DSU Grant will be credited to the Eligible Director’s Stock Account on the Reference Date for such Pro Rata Annual DSU Grant and will equal the quotient determined by dividing: (a) the Eligible Director’s Pro Rata Annual Fee by (b) the Market Value of a share of Company Stock on the Reference Date for such Pro Rata Annual DSU Grant.  Fractional DSUs will be credited to an Eligible Director’s Stock Account rounded to three decimal places.

(d)           Revocability of Annual DSU Grant.  An Annual DSU Grant by the Committee is revocable until the date upon which the Committee actually credits the DSUs to the Participant’s Stock Account.

(e)           Effective of Subsequent Employment.  A Participant who becomes an employee of the Company or any of its Affiliates, or who, as a result of a determination by the Committee, shall no longer be eligible to continue to participate in the Plan, shall not be entitled to receive any additional Annual DSU Grants under this Article 3.01 in respect of any of his or her future services.  DSUs already credited to any such Participant’s Stock Account in respect of past Annual DSU Grants shall remain governed by the Plan and the Annual Enrollment Forms on file for such Participant, and such Participant shall be entitled to continue to have DSUs credited to such Participant’s Stock Account under Articles 5.03 and 5.04 until such Participant’s Settlement Date.

3.02.        Vesting.  A Participant shall be vested in his or her Annual DSU Grant in respect of each given Plan Year as set forth in the Annual Enrollment Materials for such Plan Year.  The vesting terms of the Annual DSU Awards set forth in the Annual Enrollment Materials shall be established by the Committee in its sole discretion and may vary for each Participant and each Plan Year.  Notwithstanding anything to the contrary contained in the Plan or any of the Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Account of any Participant.

Article 4

Annual Elective Deferrals

4.01.        Enrollment Requirements for Annual Elective Deferrals.  As a condition to being eligible to make an Annual Elective Deferral for any Plan Year, each Eligible Director shall be required to complete, execute and return to the Committee each of the required Annual Enrollment Forms no later than the last day of the immediately preceding Plan Year or such earlier date as the Committee may establish from time to time, and in accordance with the requirements of Section 409A.  Notwithstanding the foregoing, in the case of a Newly Eligible Director, such Eligible Director shall complete, execute and return to the Committee or its designee each of the required Annual Enrollment Forms no later than 30 days following the date on which such Eligible Director first becomes eligible to participate in the Plan or such earlier date as the Committee may establish from time to time.  If an Eligible Director fails to meet all such requirements within the specified time period with respect to any Plan Year, the Eligible Director shall not be eligible to make any deferrals for that Plan Year.  An Eligible Director’s Annual Election Form shall be irrevocable once filed with the Committee, and may only be suspended pursuant to Article 4.07.

4.02.        Annual Elective Deferrals.

(a)           Deferral Election.  The Committee shall have sole discretion to determine the terms and conditions applicable to the Annual Elective Deferral.  To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of all or a portion of his or her Eligible Compensation for services rendered during that Plan Year.  The Participant’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures as may be established by the Committee in its sole discretion.

(b)           Minimum and Maximum Deferrals.  The Committee may from time to time designate in the Annual Enrollment Materials for a given Plan Year a minimum or maximum amount or percentage of Eligible Compensation that an Eligible Director may elect to defer under the Plan with respect to that Plan Year.

(c)         Deferral Deductions.  Annual Elective Deferral shall be deducted from the items of Eligible Compensation as follows:  (i) for periodic payments (e.g., meeting fees), in substantially equivalent amounts from each periodic payment during the Plan Year; and (ii) for one-time payments (e.g., annual retainers), at the time the compensation would otherwise have been paid to the Participant.

4.03.        Commencement of Participation.  Provided an Eligible Director has met all enrollment requirements set forth in the Plan in respect of a particular Plan Year and any other requirements imposed by the Committee, including signing and submitting all Annual Enrollment Forms to the Committee within the specified time period, the Eligible Director’s designated deferrals shall commence as of the first day of the particular Plan Year.  In the case of a Newly Eligible Director, designated deferrals shall commence as of the date such Newly Eligible Director’s Annual Enrollment Forms are received by the Committee, which shall be no later than 30 days following the date on which such individual first became eligible to participate in the Plan, and such Annual Election Form shall apply only with respect to the Eligible Compensation earned for services performed subsequent to the time such Annual Election Form is received by the Committee.

4.04.        Crediting of Account.  The amounts deferred by a Participant in respect of services rendered during a Plan Year shall be referred to collectively as the “Annual Elective Deferral.”  The Annual Elective Deferral shall be credited on a quarterly basis to the Participant’s Stock Account and/or Cash Account, as determined in accordance with the Participant’s investment election pursuant to Article 5.01, with such crediting to occur on the Reference Date in respect of each Quarter.

4.05.        Subsequent Plan Year Annual Elective Deferrals.  The Annual Enrollment Forms submitted by a Participant in respect of such Participant’s elective deferrals for a particular Plan Year will not be effective with respect to any subsequent Plan Year.  If an Eligible Director is eligible to make elective deferrals under the Plan for a subsequent Plan Year and the required Annual Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to make any elective deferrals with respect to such subsequent Plan Year.

4.06.        Vesting.  A Participant shall be vested in her or her Annual Elective Deferrals as of the date such amounts are credited to such Participant’s Stock Account and/or Cash Account.  Notwithstanding anything to the contrary contained in the Plan or any of the Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Account of any Participant.

4.07.      Suspension of Deferrals.

(a)           Unforeseeable Emergencies.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant.  A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion.  The Committee shall determine, in its sole discretion, whether to approve the Participant’s petition.  If the petition for a suspension is approved, suspension shall take effect upon the date of approval.  Notwithstanding the foregoing, the Committee shall not have any right to approve a request for suspension of deferrals if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under the provisions of Section 409A.

(b)           Disability.  From and after the date that a Participant is deemed have suffered a Disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.

(c)           Resumption of Deferrals.  If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Emergency or a Disability, the Participant will not be eligible to make any further deferrals in respect of that Plan Year.  The Participant may be eligible to make deferrals for subsequent Plan Years provided the Participant is selected to make deferrals for such subsequent Plan Years and the Participant complies with the election requirements under the Plan.

Article 5

Investment Elections

5.01.        Initial Investment Elections.  Each Eligible Director who elects to make an Annual Elective Deferral under the Plan will be required to designate, at the time that he or she makes an Annual Elective Deferral, the portion of the Annual Elective Deferral that will be notionally invested in DSUs, which may be zero.  If a Participant elects to notionally invest a portion of his or her Annual Elective Deferral in DSUs, the number of DSUs that will be credited to a Participant’s Stock Account in respect of his or her Annual Elective Deferral will be determined quarterly on the Reference Date and credited to such Participant’s Stock Account as of such date, and will be equal to the quotient obtained by dividing (a) the amount of the Annual Elective Deferral for such Quarter that the Participant has notionally elected to invest in DSUs by (b) the Market Value of a share of Company Stock on the Reference Date for such Quarter.  Any portion of the Participant’s Annual Elective Deferral that is not notionally invested in DSUs will be credited to the Participant’s Cash Account, where it will earn interest at the Cash Account Interest Rate.

5.02.        Changes to Investment Elections.  A Participant may, on a Quarterly basis, elect to notionally invest a portion of the funds notionally invested in his or her Cash Account in DSUs at such times as the Committee may designate by completing and submitting to the Committee an investment change on a form provided by the Committee for such purpose, and in accordance with such procedure and time frames as may be established from time to time at the sole discretion of the Committee.  In connection with any such election, the Participant’s Cash Account will be debited by the amount the Participant designates for notional investment in DSUs (the “DSU Investment Amount”), and the Participant’s Stock Account will be increased by a number of DSUs determined by dividing the DSU Investment Amount by the Market Value of a share of Company Stock on the applicable Reference Date.  Notwithstanding anything to the contrary in the Plan, a Participant may not at any time make any changes with respect to the amounts credited to the Participant’s Stock Account in the form of DSUs pursuant to Article 3 or with respect to the portion of the Participant’s Annual Elective Deferral that he or she elects to notionally invest in DSUs pursuant to this Article 5, in each case as adjusted pursuant to Articles 5.03 and 5.04.

5.03.        Dividends and Related Amounts.  A Participant’s Stock Account shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Service and until the Settlement Date, be credited on each dividend payment date in respect of Company Stock with additional DSUs, the number of which shall be equal to the quotient determined by dividing (a) the product determined by multiplying (i) 100 percent of each dividend declared and paid by the Company on the Company Stock on a per share basis by (ii) the number of DSUs recorded in the Participant’s Account on the record date for the payment of any such dividend, by (b) the Market Value of a share of Company Stock on the dividend payment date for such dividend, in each case, with fractions computed to three decimal places.

5.04.        Anti-Dilution Adjustment.  In the event of a change in the outstanding shares of Company Stock by reason of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of the Company into another corporation, any consolidation of two or more corporations into another corporation, any separation of a corporation (including a spin-off or other distribution of stock or property by a corporation), any reorganization of a corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, the Committee shall make such adjustment in the class and number of DSUs credited to Participants’ Accounts to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.  Any adjustments or substitutions under this Article 5.04 shall conform to the requirements of Section 409A.

5.05.        No Investment Liability; Indemnification.  None of the Company, its directors and employees (including, without limitation, each member of the Committee), and their designated agents and representatives, shall have any liability whatsoever for the investment performance of a Participant’s Accounts.  Each Participant hereunder, as a condition to his or her participation in the Plan, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), and their designated agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Accounts.

Article 6

Distribution of Accounts

6.01.        Distribution Elections.

(a)           Initial Elections.  The Participant shall make a Distribution Election by filing a Distribution Election Form at the time he or she files an Annual Election Form for a given Plan Year to have the Participant’s Cash Account and the portion of the Participant’s Stock Account that relates to his or her Annual Elective Deferrals for that Plan Year distributed:

(i)            in a lump sum at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs;

(ii)           in a lump sum on March 31 of a specified year; or

(iii)          in two to five substantially equivalent annual installments, in each case commencing, in accordance with administrative guidelines determined by the Committee, at the end of the Quarter immediately following the Quarter in which the Participant has a Termination of Service, with subsequent installments made on March 31st of each year.  The amount of each installment payment shall be equal to the value of the Participant’s respective Accounts for that Plan Year divided by the number of installments remaining to be paid.

(b)           Subsequent Elections.  Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to his or her Cash Account and the portion of the Participant’s Stock Account for a given Plan Year that relates to his or her Annual Elective Deferrals by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, such Amended Distribution Election Form (i) is submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A,

(ii) shall not take effect until 12 months after the date on which such Amended Distribution Election Form becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee.

6.02.        Distribution of Annual Elective Deferrals.  Except as otherwise provided by Article 8, the distribution of a Participant’s Cash Account and the portion of the Participant’s Stock Account that relates to his or her Annual Elective Deferrals shall be made in accordance with the Participant’s election in effect as of the applicable specified event or the date of the Participant’s Termination of Service.

6.03.        Distribution of Annual DSU Grants.  Except as otherwise provided by Article 8, the portion of a Participant’s Stock Account that relates to the Participant’s Annual DSU Grant shall be distributed in a lump sum at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs.

6.04.        Valuation of Accounts Pending Distribution.  To the extent that the distribution of any portion of any Account is deferred, whether pursuant to the limitations imposed under this Article 6 or for any other reason, any amounts remaining to the credit of the Account shall continue to be adjusted in accordance with Articles 5.03 and 5.04.

6.05.        Form of Payment.  Except as may be otherwise determined by the Committee, all distributions under the Plan with respect to DSUs credited to the Participant’s Stock Account will be made in Company Stock.  All distributions under the Plan with respect to amounts credited to a Participant’s Cash Account will be paid in cash.  Except as may be otherwise determined by the Committee, all distributions under the Plan in the form of Company Stock shall be distributed pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as amended from time to time, or any successor plan thereto, and will count against the limit on the number of shares of Company Stock available for distribution thereunder.

6.06.        Effect of Payment.  The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiary under the Plan.

Article 7
Beneficiary Designation

7.01.        Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary to receive any benefits payable under the Plan upon the death of a Participant.  The Beneficiary designated under the Plan may be the same as or different from the beneficiary designation under any other plan or arrangement in which the Participant participates.

7.02.        Beneficiary Designation; Change.  A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee.  A Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of an amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.03.        Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee.

7.04.        No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above or, if the designated Beneficiary predeceases the Participant, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.05.        Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, to the extent permissible under Section 409A, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.06.        Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant.

Article 8

Effects of Certain Events

8.01.        Death.  In the case of a Participant’s death, all amounts credited to the Accounts of the affected Participant shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, if a Participant dies before he or she has received a complete distribution of his or her Accounts, the Participant’s Beneficiary shall receive the balance of the Participant’s Accounts, which shall be payable to the Participant’s Beneficiary in a lump sum within 90 days of the date of the Participant’s death, or such later date permissible under Section 409A.

8.02.        Disability.  In the case of a Participant’s Disability, all amounts credited to the Participant’s Accounts shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, a Participant suffering a Disability shall receive the balance of his or her Accounts, which shall be paid in a lump sum within 90 days of the date that the Participant became disabled.

8.03.        Other Termination of Service.  As of the date of a Participant’s Termination of Service for any reason other than Disability or death, the amounts credited to each of the Participant’s Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Annual Enrollment Materials applicable to such Account, and such unvested amounts shall be forfeited by the Participant.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, in the event of a Participant’s Termination of Service for any reason other than Disability or death, the portion of the Participant’s Aggregate Vested Balance will be paid out in either a lump sum, or two to five substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, commencing in accordance with the Participant’s Distribution Election and the administrative guidelines determined by the Committee.

8.04.        Change in Control.  Upon the occurrence of a Change in Control of the Company, all amounts credited to any and all Accounts of each Participant as of the effective date of such Change in Control shall become immediately 100 percent vested.  Notwithstanding anything to the contrary set forth in a Participant’s Distribution Election Form or the Plan, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Accounts to Participants (or their Beneficiaries, as the case may be), as soon as administratively practicable following the effective date of such Change in Control, but in no event later than 90 days thereafter.

8.05.        Unforeseeable Emergency.  In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s Accounts.  The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant’s Aggregate Vested Balance or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  In making its determination under this Article 8.05, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

8.06.        Event of Taxation.  If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of the state, local or foreign taxes owed on that portion of his or her benefit that has become taxable.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall, to the extent permissible under Section 409A, distribute to the Participant immediately available funds in an amount equal to the state, local and foreign taxes owed on the portion of the Participant’s benefit that has become taxable (which amount shall not exceed a Participant’s unpaid Aggregate Vested Balance under the Plan).  If the petition is granted, the tax liability distribution shall be made within 90 days of the date that the Participant’s benefits under the Plan became taxable.  Such a distribution shall affect and reduce the benefits to be paid to the Participant under the Plan.

8.07.        Plan Termination.  In the event of a termination of the Plan pursuant to Article 9.02 as it relates to any Participant, then subject to Article 6.04, all amounts credited to each of the Accounts of each affected Participant shall be 100 percent vested and shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum.  Such lump-sum payment shall be made 13 months after such termination (or such earlier or later date permitted under Section 409A), notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Accounts shall terminate upon full payment of such Aggregate Vested Balance, except that the Company shall not have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant or such Participant’s Beneficiary to be subject to a tax under, the provisions of Section 409A.

Article 9
Amendment and Termination

9.01.        Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Committee; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregate Vested Balance at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification, (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant or his or her Beneficiary to be subject to tax under, the provisions of Section 409A, and (c) except as specifically provided in Article 9.02, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

9.02.        Termination.  Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, the Committee reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan; provided, however, that (a) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated; and (b) the Plan is not terminated proximate to a downturn in the financial health of the Company, or any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code.  In the event of a termination described in this Article 9.02, no new deferred compensation plans may be established by the Company for a minimum period of three years following the termination and liquidation of the Plan if such new plan would be aggregated with the Plan under Section 409A.

Article 10
Administration

10.01.      Committee Duties.  The Plan shall be administered by the Committee.  Members of the Committee may be Participants under the Plan.  The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

10.02.      Agents.  In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

10.03.      Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.04.      Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.

Article 11
Claims Procedures

11.01.      Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

11.02.      Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:  (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which  such denial was based; (iii) a description of any additional material or information necessary  for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 11.03.

11.03.    Review of a Denied Claim.  Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):  (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.

11.04.      Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.

11.05.      Arbitration.  A Claimant’s compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan.  Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (the “Claims”) under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company.  The Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA.  In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company.  By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the AAA.  In consideration of the promises and the compensation provided in the Plan, neither a Participant nor the Company shall have a right: (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims.  Nothing in the Plan relieves a Participant or the Company from any obligation the Participant or the Company may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Article 11.05.  Either a Participant or the Company may compel arbitration of any Claims filed in a court of law.  In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision.  The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this Article 11 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less.  A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator.  Any award by an arbitration panel shall be final and binding upon a Participant or the Company.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  This provision is covered and enforceable under the terms of the Federal Arbitration Act.

Article 12
Trust

12.01.    Establishment of the Trust.  The Company may establish one or more Trusts to which the Company may transfer such assets as it determines in its sole discretion to assist in meeting its obligations under the Plan.

12.02.    Interrelationship of the Plan and the Trust.  The provisions of the Plan and the relevant Annual Enrollment Materials shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.

12.03.    Distributions from the Trust.  The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.

Article 13
Miscellaneous

13.01.      Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.  All Accounts and all credits and other adjustments to such Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.  No Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

13.02.      Section 409A.  It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance.  Notwithstanding the terms of Article 6, to the extent that a distribution to a Participant who is a Specified Employee at the time of his or her Termination of Service is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Participant’s Termination of Service.  The amount of such payment will equal the sum of the payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s Termination of Employment had the payment commenced as of such date.  If the Specified Employee elected to receive installment payments, the remaining balance of the Specified Employee’s Accounts shall be paid in substantially equivalent installments.  For purposes of this paragraph, “Specified Employee” shall mean a key employee as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

13.03.      Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.04.      Other Benefits and Agreements.  The benefits provided for a Participant and his or her Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program made available to the Participant.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

13.05.      Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.06.      Not a Contract of Service.  The terms and conditions of the Plan and the Annual Enrollment Materials under the Plan shall not be deemed to constitute a contract of service between the Company and a Participant.  Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to continue in the service of the Company.

13.07.      Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

13.08.      Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.09.      Captions.  The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.10.      Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.11.      Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.

361 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Attn:  Vice President, Compensation and Benefits

with a copy to:

General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.12.      Successors.  The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

13.13.      Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.14.      Validity.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.15.      Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.

13.16.      Legal Fees to Enforce Rights After Change in Control.  The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a stockholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Article 13.16.  Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.

13.17.      Electronic Documents Permitted.  Subject to applicable law, Annual Election Forms, Annual Enrollment Materials, and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

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